Exhibit 99.1

8500 Normandale Lake Blvd., Ste. 1230
Minneapolis, MN	55437

NEWS	FOR IMMEDIATE RELEASE

FASTENTECH, INC. ANNOUNCES EXCHANGE OFFER FOR

11 1/2% SENIOR SUBORDINATED NOTES DUE 2011

Minneapolis, Minnesota – March 16, 2005 – FastenTech, Inc. (the “Company”) today announced that the Securities and Exchange Commission declared effective the registration statement for the Company’s offer to exchange up to $145,000,000 principal amount of its outstanding 11½% senior subordinated notes due 2011 for a like principal amount of 11½% senior subordinated notes due 2011. The new notes have substantially identical terms as the original notes, except that the new notes have been registered under the Securities Act of 1933, as amended.

The Company expects to commence the exchange offer immediately. The exchange offer will expire at 5:00 p.m., New York City time, on April 14, 2005, or such later date and time to which the Company may extend it (such time and date, the “Expiration Date”). Tenders of the original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

The terms of the exchange offer and other information relating to the Company are set forth in the prospectus dated March 16, 2005 contained within the Company’s registration statement for the new notes. BNY Midwest Trust Company has been appointed as the exchange agent for the exchange offer. All executed Letters of Transmittal, questions and requests for assistance, requests for additional copies of the prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the exchange agent at the address set forth below:

Bank of New York

Corporate Trust Operations - Reorganization Unit

101 Barclay Street – 7 East

New York, N.Y. 10286

Attention: Ms. Evangeline Gonzales

By Facsimile Transmission: (212) 298-1915

Confirm by Telephone: (212) 815-3738

Delivery other than as set forth above will not constitute a valid delivery. Beneficial owners of notes held in street name may also contact their broker, dealer, commercial bank, trust company, or other nominee in whose name the notes are registered for assistance concerning this exchange offer.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the exchange offer. These statements are based upon management’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s filings with the U.S. Securities and Exchange Commission.

About FastenTech, Inc.

FastenTech, Inc., headquartered in Minneapolis, Minnesota, is a leading manufacturer and marketer of highly engineered specialty components that provide critical applications to a broad range of end-markets, including the military, power generation, construction, industrial, medium- and heavy-duty truck, light truck and automotive markets.

Contacts at FastenTech, Inc.:

Michael R. Elia, Senior VP and CFO	Mike Vanyo, Corporate Controller
(952) 921-2091	(952) 921-2092

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